Exhibit 99.1

949 South Coast Drive,

Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Net Income of $852,000 in the Third Quarter of 2011

COSTA MESA, Calif., November 15, 2011 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2011.

The Company’s results of operations improved significantly in the three and nine months ended September 30, 2011, as compared to the same respective periods of 2010.

Pre-Tax Income. In the three months ended September 30, 2011, the Company recorded pre-tax income of $627,000, which represented a $752,000 improvement from a pre-tax loss of $125,000 in the same three months of 2010. In the nine months ended September 30, 2011, we recorded pre-tax income of $4.2 million, which was a $7.1 million, or 243%, improvement over a pre-tax loss of $2.9 million in the same nine months of 2010. These improvements were primarily attributable to (i) reductions of $1.7 million and $7.5 million, respectively, in the provisions we made for loan losses, and (ii) increases of $261,000 and $794,000, or 3.3% and 3.2%, respectively, in net interest income, in the three and nine months ended September 30, 2011, as compared to the respective corresponding periods of 2010.

Net Income. During the three months ended September 30, 2011, we generated net income of $852,000, of which $731,000, or $0.06 per diluted share, was allocable to our common shareholders and $121,000 was allocable to accumulated but undeclared dividends on our preferred stock. By comparison, during the three months ended September 30, 2010, we sustained a net loss of $125,000 and a net loss allocable to common shareholders of $452,000, or $0.04 per diluted common share, due to the accumulated but undeclared dividends of $327,000 on our preferred stock.

In the nine months ended September 30, 2011 we generated net income of nearly $3.8 million, of which nearly $3.6 million, or $0.33 per diluted share, was allocable to our common shareholders and $176,000 was allocable to accumulated but undeclared dividends on our preferred stock. By comparison in the nine months ended September 30, 2010, we sustained a net loss of $12.0 million and a net loss allocable to common shareholders of $12.7 million, or $1.22 per diluted common share, due to accumulated but undeclared dividends of $756,000 on our preferred stock. The net loss in the nine months ended September 30, 2010 was due primarily to the provision that we recognized for income taxes of $9.1 million, of which $9.0 million was attributable to the establishment of a non-cash valuation allowance against our deferred tax asset in the quarter ended June 30, 2010. By contrast, we recorded a provision for income taxes of $405,000 the nine months ended September 30, 2011.

Raymond E. Dellerba, the Company’s President and CEO, stated that, “we are very pleased to be able to report our third consecutive profitable quarter, considering the weakness in the economy. The Bank continues to improve its position. we have expanded our credit department and are encouraged by the quality of the new senior managers we have hired to expand our Inland Empire financial center in Ontario and our La Jolla financial center in San Diego. President Dellerba went on to say, “subject to satisfaction of a number of conditions, including regulatory and shareholder approvals, the second tranche of our capital raise is expected to commence in the first quarter of 2012. That tranche will be comprised of sales of (i) $11.8 million of the Company’s Series B Convertible 8.4% Noncumulative

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PMBC Third Quarter 2011 Earnings Release

November 15, 2011

Preferred Stock, and (ii) $15.5 million of shares of our common stock to be priced at the book value per share of our common stock on the last day of the calendar quarter immediately preceding the sale of those shares or, if higher than that book value, at $5.31 per share. This new capital will allow us to expand our commercial, industrial and professional lending, as well as to expand our mortgage division, and, subject to regulatory approval, to commence an electronic money movement business. Mr. Dellerba concluded, “We believe that the strategic alliance formed with the Clinton Group and Carpenter & Company, LLC, will position us to become one of the strongest community banks in our southern California marketplace.”

Neil B. Kornswiet, the President of the Mortgage Division of the Bank, stated that, “the Mortgage Division is profitable and continues to grow on a quarterly basis. Mortgage loan origination volume for the three and nine months ended September 30, 2011 is approximately 46.2 percent and 69.7 percent above the corresponding periods of 2010.”

Results of Operation

Net Interest Income. Net interest income in the three and nine months ended September 30, 2011 increased by $261,000, or nearly 3%, and by $794,000, or 3%, respectively, as compared to the respective corresponding periods of 2010. Those increases were due primarily to reductions in interest expense of $1.6 million, or 37%, and $5.8 million, or 41%, in the three and nine months ended September 30, 2011, respectively, partially offset by declines in interest income of $1.4 million and $5.0 million, respectively, for the same periods.

Provision for Loan Losses. Due primarily to reductions in both outstanding loans and loans 90 or more days past due at September 30, 2011, as compared to September 30, 2010, we determined that the allowance for loan losses was adequate and, therefore, we did not make any provisions for loan losses in the three and nine months ended September 30, 2011. By comparison, we made provisions for loan losses of $1.7 million and $7.5 million, respectively, in the three and nine months ended September 30, 2010. We recorded net loan charge-offs of $657,000 and $1.4 million, respectively, in the three and nine months ended September 30, 2011, a reduction of 39% and 70%, respectively, from the net loan charge-offs of $1.7 million and $4.5 million, respectively, in the three and nine months ended September 30, 2010. The allowance for loan losses at September 30, 2011 totaled nearly $16.7 million, or 2.43% of the loans then outstanding, as compared to $18.1 million, or 2.44% of the loans outstanding at December 31, 2010.

Non-interest income. Noninterest income decreased by $69,000, or 3%, in this year’s third quarter, primarily as a result of a $415,000, or 53%, decrease in gains on sales of securities available for sale, substantially offset by a $312,000, or 28%, increase in income generated by the Mortgage Division. For the nine months ended September 30, 2011, noninterest income increased by $97,000, or 2%, due primarily to a $849,000, or 31%, increase in income generated by the Mortgage Division and a $270,000, or 422%, increase in gains on sales of OREO, which more than offset decreases in gains on sales of securities available for sale and, to a lesser extent, in service fees.

Non-interest expense. In the three and nine months ended September 30, 2011, noninterest expense increased by $1.1 million, or 13%, and by $1.3 million, or 5%, respectively, as compared to the respective corresponding periods of 2010. Those increases were primarily attributable to increases in salaries and employee benefits, primarily due to increases in personnel in our Mortgage Division, increases in the carrying costs of other real estate owned and provisions for contingency reserves, partially offset by decreases in FDIC deposit insurance premiums.

Income tax expense. We recorded an income tax benefit of $225,000 in the three months ended September 30, 2011, whereas we did not recognize any income tax expense or benefit in the same three months of 2010. For the nine months ended September 30, 2011, our provision for income tax totaled $405,000, as we were able to use some of the income tax benefits that comprise our deferred tax asset to reduce our effective tax rate for those nine months to 10% from a statutory rate of 41%. By contrast, we recorded a provision for income taxes for the nine months ended September 30, 2010 of $9.1 million, despite a pre-tax loss of nearly $3.0 million, because it became necessary for us to record a $9.0 million non-cash charge to income tax expense in the second quarter of 2010 in order to increase the valuation allowance against our net deferred tax asset to $10.7 million.

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PMBC Third Quarter 2011 Earnings Release

November 15, 2011

Balance Sheet Information

Loans. At September 30, 2011, gross loans totaled more than $689 million, a decrease of $74 million, or 10%, as compared to $762 million at September 30, 2010. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at September 30, 2011 and September 30, 2010.

	September 30, 2011		September 30, 2010
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$181,494	26.3%	$224,421	29.4%
Commercial real estate loans—owner occupied	177,148	25.7%	175,712	23.0%
Commercial real estate loans—all other	135,110	19.6%	140,400	18.4%
Residential mortgage loans—multi-family	72,696	10.6%	90,658	11.9%
Residential mortgage loans—single family	69,994	10.2%	74,290	9.7%
Construction loans	2,047	0.3%	5,024	0.7%
Land development loans	26,282	3.8%	34,049	4.5%
Consumer loans	24,258	3.5%	18,147	2.4%

Gross loans	$689,029	100.0%	$762,701	100.0%

Deposits. Deposits declined by $109 million, or 11%, to $845 million at September 30, 2011, from $955 million at September 30, 2010, primarily as a result of (i) a $81 million, or 13%, reduction in higher-cost time deposits to $519 million at September 30, 2011, from $600 million at September 30, 2010, and (ii) a $35 million, or 18% decline in non-interesting bearing demand deposits, to $152 million at September 30, 2011 from $187 million at September 30, 2010. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits on their maturities in order to reduce balance sheet liabilities and interest expense. Due primarily to that decision and the resulting reduction in time deposits, lower-cost core deposits increased to 39%, and higher cost-time deposits decreased to 61% of total deposits at September 30, 2011, from 37% and 63%, respectively at September 30, 2010.

Asset Quality

Non-performing assets consist of non-performing loans, real properties and other assets acquired by or in lieu of loan foreclosures (“other real estate owned” or “OREO”) and non-performing securities. As the table below indicates, non-performing loans decreased by $16.0 million or 36%, to $27.9 million at September 30, 2011, as compared to $43.9 million at September 30, 2010. That improvement, however, was partially offset by a $2.3 million increase in other real estate owned to $23.8 million at September 30, 2011 from to $21.5 million at September 30, 2010, which was due to our acquisition, by or in lieu of foreclosure, of additional properties that had previously collateralized some of the non-performing loans. The increase in other real estate owned was partially offset by sales of real properties acquired in prior periods by or in lieu of foreclosure. The following table sets forth the changes and in our non-performing assets and in the quality of the loan portfolio over the five quarters ended September 30, 2011.

	2011			2010
	September 30,	June 30,	March 31,	December 31	September 30,
Non-Performing Assets:
Total non-performing loans	$27,940	$27,303	$27,895	$22,051	$43,939
Total other real estate owned	23,761	25,012	27,766	33,170	21,459
Total other non-performing assets	380	621	403	372	786

Total non-performing assets	$52,081	$52,936	$56,064	$55,593	$66,184
Past Due:
Loans 90 days past due	$23,595	$25,129	$8,165	$5,845	$26,042
Loans 30 days past due	6,552	782	23,708	12,035	6,230
Total loans past due 30 days or more	$30,147	$25,911	$31,873	$17,880	$32,272

Allowance for loan losses	$16,726	$17,383	$18,366	$18,101	$23,301
Ratio of allowance to total loans outstanding	2.43%	2.42%	2.56%	2.44%	3.06%

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PMBC Third Quarter 2011 Earnings Release

November 15, 2011

Capital Resources

At September 30, 2011, we had total capital on a consolidated basis of approximately $104 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $106 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 13.4% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities. The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at September 30, 2011, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At September 30, 2011		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$106,798	13.5%	N/A	N/A
Bank	105,947	13.4%	$79,140	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$96,815	12.2%	N/A	N/A
Bank	95,980	12.1%	$47,484	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$96,815	9.2%	N/A	N/A
Bank	95,980	9.7%	$49,707	At least 5.0%

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery will continue to be weak and sluggish, as a result of which we could incur additional credit losses that would

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PMBC Third Quarter 2011 Earnings Release

November 15, 2011

adversely affect our results of operations and cause us to incur losses during the remainder of 2011; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations, including the risk that sales of equity securities by us to raise additional capital could be dilutive of our existing shareholders and the risk of potential future supervisory action against us or the Bank if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risks that continued weakness in the economy and the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economic recovery, will reduce our net interest margins and, therefore, our net interest income; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Registration Statement on Form S-3 (SEC File No. 333-177208 ) (the “S-3 Registration Statement”), which we filed with the SEC on October 7, 2011 and which became effective on October 20, 2011, under the Securities Act. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. The discussion of the risk factors contained in the S-3 Registration Statement update and supersede the risk factors that are contained in our Annual Report on Form 10-K for the year ended December 31, 2010 that we filed with the SEC on March 31, 2011.

We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Third Quarter 2011 Earnings Release

November 15, 2011

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Percent Change	2011	2010	Percent Change
Total interest income	$10,943	$12,305	(11.1)%	$33,861	$38,895	(12.9)%
Total interest expense	2,763	4,386	(37.0)%	8,483	14,311	(40.7)%

Net interest income	8,180	7,919	3.3%	25,378	24,584	3.2%
Provision for loan losses	—	1,688	(100.0)%	—	7,488	(100.0)%

Net interest income after provision for loan losses	8,180	6,231	31.3%	25,378	17,096	48.4%
Non-interest income
Service charges & fees on deposits	239	278	(14.0)%	763	930	(18.0)%
Mortgage banking (including net gains on sales of loans held for sale)	1,425	1,113	28.0%	3,592	2,743	31.0%
Net gains on sales of securities	365	780	(53.2)%	405	1,417	(71.4)%
Other than temporary impairment of securities	(54)	(52)	3.8%	(169)	(286)	(40.9)%
Net gains/losses on OREO	—	(5)	(100.0)%	206	(64)	421.9%
Other non-interest income	248	178	39.3%	642	602	6.6%

Total non-interest income	2,223	2,292	(3.0)%	5,439	5,342	1.8%
Non-interest expense
Salaries & employee benefits	4,273	3,703	15.4%	12,258	11,747	4.4%
Occupancy and equipment	972	968	0.4%	2,954	2,972	(0.6)%
Professional Fees	1,156	1,227	(5.8)%	3,198	3,207	(0.3)%
Provision for contingencies	900	—	100.0%	900	—	100.0%
OREO expenses	716	439	63.1%	1,912	1,330	43.8%
FDIC Expense	539	1,256	(57.1)%	1,721	2,522	(31.8)%
Other non-interest expense	1,220	1,055	15.6%	3,697	3,583	3.2%

Total non-interest expense	9,776	8,648	13.0%	26,640	25,361	5.0%

Income (loss) before income taxes	627	(125)	601.6%	4,177	(2,923)	242.9%
Income tax provision	(225)	—	(100.0)%	405	9,059	(95.5)%

Net income (loss)	852	(125)	781.6%	3,772	(11,982)	131.5%
Cumulative undeclared dividends on Series A Preferred Stock	(121)	(327)	(63.0)%	(176)	(756)	(76.7)%

Net income (loss) allocable to common stockholders	$731	$(452)	261.7%	$3,596	$(12,738)	128.2%

Net income (loss) per common share
Basic	$0.06	$(0.04)		$0.33	$(1.22)
Diluted	$0.06	$(0.04)		$0.33	$(1.22)
Weighted average number of shares outstanding
Basic	12,273,003	10,434,665		11,054,178	10,434,665
Diluted	12,315,065	10,434,665		11,072,532	10,434,665
Ratios from continuing operations(1)
ROA	0.32%	(0.04)%		0.49%	(1.36)%
ROE	4.61%	(0.72)%		7.46%	(31.17)%
Efficiency ratio	93.97%	84.69%		86.45%	84.75%
Net interest margin(1)	3.37%	2.78%		3.49%	2.87%

(1)	Ratios and net interest margin for the three and nine month periods ended September 30, 2011 and 2010 have been annualized.

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PMBC Third Quarter 2011 Earnings Release

November 15, 2011

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Increase/
	2011	2010	(Decrease)
ASSETS
Cash and due from banks	$11,927	$11,106	7.4%
Interest bearing deposits with financial institutions (1)	157,524	194,738	(19.1)%
Interest bearing time deposits	1,468	9,043	(83.8)%
Investments (including stock)	87,323	126,826	(31.2)%
Loans held for sale, at fair value	38,248	19,151	99.7%
Core Loans, net	671,619	738,750	(9.1)%
OREO	23,761	21,459	10.7%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	14,883	25,922	(42.6)%

Total Assets	$1,007,435	$1,147,677	(12.2)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$152,376	$186,550	(18.3)%
Interest bearing deposits
Interest checking	26,583	31,105	(14.5)%
Savings/money market	147,191	137,062	7.4%
Certificates of deposit	519,428	599,941	(13.4)%

Total interest bearing deposits	693,202	768,108	(9.8)%

Total deposits	845,578	954,658	(11.4)%
Other borrowings	58,000	101,027	(42.6)%
Other liabilities	8,111	6,218	30.4%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	929,216	1,079,430	(13.9)%
Shareholders’ equity	78,219	68,247	14.6%

Total Liabilities and Shareholders’ Equity	$1,007,435	$1,147,677	(12.2)%

Tangible book value per share	$5.55	$5.33	4.1%

Tangible book value per share, as adjusted(2)	$5.56	$5.73	(3.0)%

Common shares outstanding	12,273,003	10,434,665	17.6%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

	Nine Months Ended September 30,
Average Balances (in thousands)	2011	2010
Average gross loans (*)	$718,103	$796,490
Average loans held for sale	$18,872	$13,646
Average earning assets	$970,875	$1,145,342
Average assets	$1,029,769	$1,182,843
Average equity	$67,586	$73,845
Average interest bearing deposits	$681,984	$807,653

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	$1,029,769	$1,029,769
Credit Quality Data (dollars in thousands)	At September 30,
	2011	2010
Total non-performing loans	$27,940	$43,939
Other real estate owned	23,761	21,459
Other non-performing assets	380	786

Total non-performing assets	$52,081	$66,184

Net charge-offs year-to-date	$1,375	$4,532
90-day past due loans	$23,595	$26,042
Allowance for loan losses	$16,726	$23,301
Allowance for loan losses /gross loans (excl. loans held for sale)	2.43%	3.06%
Allowance for loan losses /total assets	1.66%	2.03%

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